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Memory Pharmaceuticals Announces Positive Phase 2a Results for MEM 3454 in Alzheimer’s Disease
- Statistically Significant Improvement on Primary and Secondary Endpoints -
-Cognitive Benefits Support Further Development-
-Company to Host Conference Call Today at 9:00 a.m. EDT-

Montvale, NJ – November 2, 2007 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced positive top-line data from the randomized, placebo-controlled, multi-center Phase 2a proof-of-concept trial of MEM 3454, the Company’s lead nicotinic alpha-7 receptor partial agonist, in 80 patients with mild to moderate Alzheimer’s disease over an eight week treatment period. The trial was an exploratory efficacy study to learn about MEM 3454 as a potential treatment for Alzheimer’s disease. The primary endpoint of the trial was the change from baseline in the Quality of Episodic Secondary Memory (QESM) factor score of the Cognitive Drug Research (CDR) battery. QESM is a composite score derived from memory tests in the CDR battery that measure the ability to store, hold and retrieve information. There were three oral daily doses of MEM 3454 tested in the trial, 5 mg, 15 mg and 50 mg. The CDR battery was administered at baseline and on six days during the treatment period, at four time points (pre-dosing and 2, 4 and 8 hours post-dosing) each day. For the eight hour post-dose time points over the treatment period, subjects receiving 5 mg and 15 mg of MEM 3454 demonstrated a statistically significant effect on the QESM compared to placebo (p=0.023 and p=0.050, respectively).

Secondary endpoints in the trial included other composite scores from the CDR battery that measure working memory, attention and executive function, and the Alzheimer’s Disease Assessment Scale – cognitive subscale (ADAS-Cog). On secondary CDR battery measures, using all time points combined over the treatment period, the trial showed that the 5 mg and 15 mg doses achieved statistically significant positive results on Quality of Working Memory (p=0.031 and p=0.047). The 15 mg group also demonstrated trends to efficacy on Speed of Memory (p=0.080). Quality of Working Memory is a composite score derived from accuracy measures in the CDR battery that reflect how well subjects can hold information in working memory. The Speed of Memory composite score reflects the time it takes to recall an item from memory. For the ADAS-cog, the 15 mg group showed numeric improvements favoring treatment over placebo. There were two additional secondary endpoints in the study from the CDR battery, Power of Attention and Continuity of Attention, and on these measures the study found no statistically significant differences between treatment and placebo. The 50 mg group also showed no statistically significant differences favoring treatment at any endpoint in the study.

In analyses of QESM at certain other time points, and for all time points combined, the placebo group performed statistically significantly better than the treatment groups due to substantially lower QESM scores at baseline for the placebo group, at the 2 and 4-hour time points, as compared to the treatment groups. After adding a covariate for baseline scores to the statistical model, the MEM 3454 5 mg group demonstrated a statistically significant change from baseline on QESM at all time points combined compared to placebo (p=0.032). The MEM 3454 5 mg and 15 mg dose groups demonstrated statistical significance (p=0.003 and p=0.023, respectively), and the 50 mg dose group demonstrated a trend favoring treatment (p=0.083) for the eight hour post-dose time points on QESM. In addition, the 5 mg and 15 mg dose groups demonstrated a statistically significant effect on Quality of Working Memory, over all time points combined (p=0.006 and p=0.004, respectively). The 5 mg dose group also demonstrated a statistically significant effect on Speed of Memory (p<0.001) over all time points combined.

“Overall, the data from this study demonstrate that MEM 3454 is providing cognitive benefit and these results are consistent with our previous work with this compound in volunteers. When an appropriate baseline covariate is included, the results of this trial are even more robust,” stated Keith Wesnes, Ph.D., the developer of the CDR battery. “It is exciting to improve the ability of Alzheimer’s patients to store and retrieve information from both working and episodic memory, not only in terms of accuracy but also speed. These improvements have clinical relevance.”

“We believe these trial results provide evidence of MEM 3454’s potential to treat Alzheimer’s disease,” stated Stephen R. Murray, M.D., Ph.D., Chief Medical Officer of Memory Pharmaceuticals. “This data is consistent with our preclinical and Phase 1 results and reinforces our belief that MEM 3454 warrants continued development. We look forward to commencing our Phase 2a trial of MEM 3454 in cognitive impairment associated with schizophrenia in the near term.”

MEM 3454 was well-tolerated in this trial, with the exception that the number of subjects with constipation was higher in the treatment groups (43%) compared to placebo (5%). There was one treatment-emergent serious adverse event in the 15 mg group, which was deemed not to be treatment-related by the investigator.

Study Design

The Phase 2a trial was a randomized, double-blind, placebo-controlled study designed to assess the safety, tolerability and cognitive effects of three doses of MEM 3454. The trial enrolled 80 subjects with mild to moderate Alzheimer’s disease at five sites in the United States. Subjects in the study were randomized at enrollment to receive 5 mg, 15 mg or 50 mg of MEM 3454 or placebo once daily for a period of eight weeks. The primary objective of the trial was to assess the effect of MEM 3454 using the QESM factor score from the CDR battery. Secondary objectives included assessing the safety, tolerability, and pharmacokinetics of MEM 3454 and the drug candidate’s effect on additional psychometric test items from the CDR battery and the ADAS-cog.

Strategic Alliance with Roche for Nicotinic Alpha-7 Receptor Agonists

MEM 3454 is the lead drug candidate being developed by Memory Pharmaceuticals in connection with its nicotinic alpha-7 receptor agonist Strategic Alliance Agreement with Roche. Under the terms of this agreement, Roche has an option to secure a worldwide, exclusive license to develop and commercialize MEM 3454 upon the fulfillment of certain predefined events, including among other things the completion of this trial. Roche is obligated to make a milestone payment to Memory Pharmaceuticals at the time this option is exercised. In June 2007, Memory Pharmaceuticals expanded its nicotinic alpha-7 receptor agonist agreement with Roche to support a Phase 2a trial of MEM 3454 in cognitive impairment associated with schizophrenia. The expanded agreement provides that Roche would have to make an additional milestone payment upon completion of the Phase 2a CIAS trial in order to maintain its license to MEM 3454.

Under this agreement, Memory Pharmaceuticals and Roche actively collaborate on the discovery and clinical development of additional nicotinic alpha-7 agonists. Memory Pharmaceuticals is responsible for conducting Phase 1 clinical trials for compounds that emerge from the collaboration, and Roche is responsible for later-stage development and commercialization.  Memory Pharmaceuticals is currently conducting a Phase 1 program for R4996/MEM 63908, the second named drug candidate under this agreement.

About MEM 3454

MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the CNS. Compounds acting on this receptor could be beneficial in the treatment of Alzheimer’s disease and schizophrenia, as well as other psychiatric and neurological disorders. Memory Pharmaceuticals is developing MEM 3454 as potential therapy for Alzheimer’s disease and for cognitive impairment associated with schizophrenia.

Conference Call and Webcast Information

Memory Pharmaceuticals will hold a conference call on Friday, November 2, 2007, at 9:00 a.m. EDT to discuss the top-line data from the trial. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Friday, November 2, 2007
Time:	9:00 a.m. EDT
Telephone (U.S.):	800.599.9829
Telephone (international):	617.847.8703
Participant Passcode:	13158706
Webcast:	http://www.memorypharma.com under the "Investors" section

An audio replay of the conference call will be available from 11:30 a.m. EDT on Friday November 2, 2007, until November 8, 2007. To access the replay, please dial 888.286.8010 (U.S.) or 617.801.6888 (international) and enter passcode number 63439591. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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